Exhibit 3.90

AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT
OF
INTERSTATE CENTER ASSOCIATES

          THIS AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT (the “Agreement”) is entered into as of the 31st day of December, 1998 by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Brandywine”), and Brandywine Interstate 50, LLC, a Delaware limited liability company (“LLC” and, together with Brandywine, the “Partners”), each as a general partner of Interstate Center Associates, a Virginia general partnership (the “Partnership Agreement”). This Agreement amends and restates in its entirety the prior partnership agreement, as amended, of the Partnership.

          Capitalized terms used in this Agreement shall have the meanings set forth on Exhibit A attached hereto unless they are otherwise defined in the particular section in this Agreement in which they are used.

BACKGROUND

          On the date hereof, the Partners are the sole partners in the Partnership, having acquired on the date hereof the interest of a prior partner in the Partnership, Laveer Partners, L.P.

          NOW, THEREFORE, the Partners, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1 GENERAL PROVISIONS

1.1. Continuation of Partnership. Brandywine and LLC, as the sole Partners, agree to continue the Partnership a general partnership under the laws of the Commonwealth of Virginia solely for the purpose set forth in this Agreement. The Partners agree that the Partnership shall be operated pursuant to the terms and conditions set forth in this Agreement.

1.2. Name and Principal Place of Business. The name of the Partnership is “INTERSTATE CENTER ASSOCIATES” or such other name as Brandywine, in its sole discretion, from time to time may select. The principal place of business of the Partnership shall be c/o Brandywine Realty Trust, 14 Campus Boulevard, Suite 100, Newtown Square, PA 19073, or such other place as Brandywine, in its sole discretion, from time to time may determine.

1.3. Purpose. The purpose of the Partnership shall be to own, develop, construct, manage, operate, maintain and lease commercial real estate on such terms and for such period of time as Brandywine, in its sole discretion, from time to time may determine. Brandywine shall have complete discretion as to the time, scope and nature of any improvements to be made on property owned by the Partnership, and the time or times at which, and the terms on which, any such property shall be sold, whether in whole or in part.

          1.4.      Management. The management of the Partnership shall be vested exclusively in Brandywine and LLC. Each of Brandywine and LLC may enter into such agreements, including agreements with its Affiliates, as it determines from time to time in its sole discretion.

1.5. Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity and in the name of the Partnership.

1.6. Term. The term of the Partnership shall continue until the Partnership is terminated in accordance with Article 4 of this Agreement.

ARTICLE 2 CAPITAL ACCOUNTS; DISTRIBUTIONS

2.1. Distributions. Distributions, whether from operating cash flow, a sale of assets or otherwise, shall be made from time to time by the Partnership at the direction of Brandywine to the Partners in accordance with their percentage interests. The percentage interests of the Partners are 50% (Brandywine) and 50% (LLC).

2.2. Maintenance of Capital Accounts. The Partnership shall maintain a separate capital account for each Partner in accordance with Treasury Regulations promulgated under Section 704(b) of the Code. Each Partner’s Capital Account shall be (1) increased by (a) the amount of money contributed by such Partner to the capital of the Partnership, (b) the Gross Asset Value of any property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property) and (c) the amount of Profits and other items of Partnership income or gain allocated to such Partner under this Agreement, and (2) decreased by (a) the amount of money distributed to such Partner by the Partnership pursuant to this Agreement, (b) the Gross Asset Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property) and (c) the amount of Losses and other items of Partnership deduction, loss or expense allocated to such Partner under this Agreement.

ARTICLE 3 BOOKS, RECORDS, REPORTS AND ACCOUNTING

3.1. Books and Records. The Partnership shall keep or cause to be kept at its principal place of business appropriate books and records.

3.2. Fiscal Year. The fiscal year of the Partnership shall be the calendar year or such other accounting period as Brandywine may determine in its sole discretion.

3.3. Accounting Period. Unless otherwise determined by Brandywine in its sole discretion, the Partnership shall use the accrual method of accounting in maintaining its books and records and in preparation of its financial statements for federal income tax purposes.

3.4. Tax Matters. The Partners hereby appoint and designate Brandywine as the Tax Matters Partner. LLC agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in conducting those proceedings relative to the Partnership.

3.5. Tax Elections. Any and all elections for federal, state and local tax purposes, including without limitation, any election (i) to adjust the basis of the Partnership Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable state or local law, in connection with Transfers of Interests in the Partnership; and (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partnership and the Partners with respect to adjustments to the Companies federal, state or local tax returns shall be determined by Brandywine in its sole discretion.

ARTICLE 4 DISSOLUTION AND LIQUIDATION

4.1. Dissolution. The Partnership shall dissolve upon the earliest to occur of any of the following:

(a) the election by Brandywine;

(b) the Bankruptcy of any Partner or the occurrence of any other action which causes dissolution of the Partnership under the Act; or

(c) December 31, 2050.

4.2. Liquidation. Upon the dissolution of the Partnership, the Partnership shall cease to carry on its business, except insofar as may be necessary for the winding up of its business. Upon dissolution of the Partnership, Brandywine shall designate a Person (which may include itself) to act as the liquidating trustee (the “Liquidating Trustee”) and the business and affairs of the Partnership shall be wound up and the Partnership liquidated as rapidly as business circumstances permit, and the proceeds thereof shall be distributed (to the extent permitted by applicable law) in the following order and priority:

4.2.1. To the payment of the debts and liabilities of the Partnership in the order of priority provided by law.

4.2.2. To the payment of the expenses of liquidation of the Partnership in the order of priority provided by law.

4.2.3. To the setting up of such reserves as the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership’s business, provided that any such reserve will be held by the Liquidating Trustee for the purposes of disbursing such reserves in payment of any of the aforementioned contingencies and at the expiration of such period as the Liquidating Trustee shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

4.2.4. The balance of the proceeds, if any, to be distributed in accordance with Section 2.1 hereof.

ARTICLE 5 MISCELLANEOUS

5.1. Indemnification. No Partner or any Affiliate of any Partner shall be liable, responsible, accountable in damages or otherwise to the Partnership or any Partner for any act or failure to act hereunder in connection with the Partnership and its business or in the operation and maintenance of the Partnership’s assets unless the act or omission is attributed to gross negligence, willful misconduct or fraud. Each Partner and each Affiliate of any Partner shall be indemnified, defended and held harmless by the Partnership to the fullest extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and costs), judgments, fines, settlements, demands, actions or suits relating to or arising out of the business of the Partnership or the operation and maintenance of the assets of the Partnership or the exercise by the Partner of any authority conferred upon it hereunder.

5.2. Amendments. This Agreement may not be amended, modified or revised in any manner without the prior written consent of each of the Partners.

5.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

5.4. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Partners and their respective successors and, where permitted, their assigns and Affiliates.

5.5. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.

5.6. No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever.

5.7. Legal Representation. Each party to this Agreement acknowledges that such party is represented by competent legal counsel and that such counsel has fully reviewed this Agreement. This Agreement shall be construed in accordance with its fair meaning without any presumption against the party responsible for drafting this Agreement.

5.8. Entire Agreement. This Agreement, and the agreements attached as exhibits hereto, contain the entire agreement between the parties hereto and supersede any and all prior and contemporaneous agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.

5.9. Counterparts. This Agreement may be signed in any number of counterparts, with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute but one and the same agreement. Any and all counterparts may be executed by facsimile.

[SPACE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

PARTNERS:
BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, by Brandywine Realty Trust, a Maryland real estate investment trust, its sole general partner

By:_________________________________________________________

Title:________________________________________________________________

BRANDYWINE INTERSTATE 50, LLC, a Delaware limited liability company By:_________________________________________________________ Title:________________________________________________________________

EXHIBIT A
TO
AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT
OF INTERSTATE CENTER ASSOCIATES

DEFINITIONS OF TERMS

          The following terms used in this Agreement shall have the meanings described below:

          “Act” shall mean the Virginia Uniform Partnership Act, as amended from time to time.

          “Affiliate” shall mean a Person who, with respect to any Partner: (a) directly or indirectly controls, is controlled by or is under common control with such Partner; (b) owns or controls ten percent (10%) or more of the outstanding securities of such Partner; or (c) is an officer, director, member, manager or partner of such Partner.

          “Agreement” means this Amended and Restated General Partnership Agreement, as it may be amended, restated or supplemented from time to time.

          “Bankruptcy” means, with respect to a Partner, the happening of any of the following: (a) the making of a general assignment for the benefit of creditors; (b) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Partner to be bankrupt or insolvent; (d) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against a Partner in any bankruptcy proceeding; (f) the filing of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of a Partner’s properties; and (g) the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within 180 days.

          “Capital Account” shall mean the accounting record of each Partner’s capital interest, if any, in the Partnership maintained pursuant to and in accordance with Section 2.2 hereof.

          “Code” shall mean the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.

          “Gross Asset Value” shall mean, with respect to any asset of the Partnership, the asset’s adjusted basis for federal income tax purposes, except that (i) where an asset has been revalued on the books of the Partnership the Gross Asset Value shall be adjusted to reflect such revaluation, (ii) where an asset has been contributed to the Partnership by a Partner, the Gross Asset Value shall be its fair market value as established by the Partners and (iii) the Gross Asset Value of Partnership assets shall be adjusted to reflect Depreciation taken into account with respect to such assets for purposes of determining Profits or Losses.

          “Person” means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

          “Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, as computed for federal income tax purposes and determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

               (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

               (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Treasury Regulation §1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

               (c) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

               (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, Depreciation shall be taken into account for such Fiscal Year or other period in computing taxable income or loss;

               (e) Notwithstanding any other provision of this definition, Nonrecourse, Deductions, Partner Nonrecourse Deductions and any items of income, gain, loss or deduction which are specially allocated pursuant to Section 9.2 of this Agreement, shall not be taken into account in computing taxable income or loss; and

               (f) In any case where, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) Partnership Property is revalued on the books of the Partnership to reflect its fair market value, the amount of such revaluation (to the extent not previously taken into account) shall be taken into account as gain or loss from a taxable disposition of such Property for purposes of computing taxable income or loss.

          “Tax Matters Partner” means the “tax matters Partner” as defined in Code Section 6231(a)(7).

          “Treasury Regulations” or “Regulations” shall mean pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.